Exhibit 99.1

January 25, 2007

Mr. William Bosso
CEO
Nortia Capital Partners

Dear Mr. Bosso,

Please use this as my resignation from the Board of Directors of
Nortia Capital Partners, Inc. due to family reasons.   I have no
disagreement with the Company on any matter related to the Company's operations, policies or practices. I have greatly enjoyed my affiliation with you and Nortia Capital Partners, Inc.

Sincerely,

/s/Robert N Hunziker